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                                                                    Exhibit 11
                                                                    ----------
                    PACIFIC TELESIS GROUP AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS (LOSS) PER SHARE
     (Dollars in millions, except per share amounts; shares in thousands)

                                                     For the 3 Months Ended
                                                            March 31,
                                                    -----------------------
                                                        1994          1993
                                                    -----------------------
Net income (loss) ................................  $    305      $ (1,727)
                                                    =========    ==========

Weighted average number
  of common shares
  outstanding ....................................   423,695       406,660

Common stock equivalent
  shares applicable to
  stock options ..................................     1,510             0
                                                    ---------    ----------
Total number of shares
  for computing primary
  earnings (loss)
  per share ......................................   425,205       406,660

Incremental shares for
  computing fully diluted
  earnings (loss)
  per share ......................................         0             0
                                                    ---------     ---------
Total number of shares
  for computing fully
  diluted earnings (loss)
  per share .............. .......................   425,205       406,660
                                                   ==========     =========
Earnings (loss) per common
  share (as reported) ............................   $  0.72      $  (4.25)
Primary earnings (loss)
  per share ......................................   $  0.72      $  (4.25)
Fully diluted earnings
  (loss) per share ...............................   $  0.72      $  (4.25)

Earnings (loss) per share amounts for the three-months ended March 31, 1994 and March 31, 1993, as reported in the Condensed Consolidated Statements of Income, were based on the weighted average number of common shares outstanding for the respective periods. Primary and fully diluted earnings (loss) per share amounts were not shown in the Condensed Consolidated Statements of Income, as they differ from the reported earnings per share amounts by less than three percent. Common stock equivalents were excluded from the 1993 primary and fully dilutive loss per share calculations because their inclusion would have diluted the reported loss per share.